MDU RESOURCES GROUP, INC.
RESTRICTED STOCK UNIT AWARD NOTICE

This Award Notice evidences the award of restricted stock units (each, an “RSU” or collectively, the “RSUs”) that have been granted to, (                           ), by MDU Resources Group, Inc., a Delaware corporation (the “Company”), subject to your acceptance of the terms of this Award Notice, the Restricted Stock Unit Award Agreement, which is attached hereto (the “Agreement”) and the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”). When vested, each RSU entitles you to receive one share of common stock of the Company (the “Shares”). The RSUs are granted pursuant to the terms of the Plan.

This Award Notice constitutes part of, and is subject to the terms and provisions of, the Agreement and the Plan, which are incorporated by reference herein. Capitalized terms used but not defined in this Award Notice shall have the meanings set forth in the Agreement or in the Plan.

Grant Date:	February 17, 2022

Number of RSUs:	xxxxxx, subject to adjustment as provided under Section 4.2 of the Plan.

Vesting Schedule:
Subject to the provisions of the Agreement and the Plan and provided that you remain continuously employed by the Company and/or an Affiliate through the respective vesting dates set forth below, the RSUs shall vest on December 31, 2024. The Vesting Schedule is the 36 month period beginning January 1, 2022 and ending December 31, 2024.

Except for termination of employment due to retirement after the Participant has reached age 55 and completed 10 Years of Service, death or disability or a Change of Control as defined in the Plan, any unvested portion of the Award will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate.

Settlement Date:	Each vested RSU will be settled in Shares as soon as practicable following vesting but in no event later than 60 days after such RSUs vest.

Acceleration on Retirement, Death or Disability:
In the case of death or disability, a portion of the unvested RSUs will vest based on the ratio of the number of full months of employment completed during the Vesting Schedule to the date of your death or disability divided by the total number of months in the Vesting Schedule.

In the case of retirement where the Participant has reached age 55 and completed 10 Years of Service (i) during the first year of the Vesting Schedule, all RSUs (and related Dividend Equivalents) shall be forfeited; (ii) during the second year of the Vesting Schedule, determination of the vesting RSUs will be made by the Committee at the end of the Vesting Schedule, and Shares (and related Dividend Equivalents) earned, if any, will be paid based on a proration for the number of months employed during the 36 month Vesting Schedule, including the month in which the termination of employment occurs; and (iii) during the third year of the Vesting Schedule, determination of the vesting RSUs for the Performance Period will be made by the Committee at the end of the Performance Period, and Shares (and related Dividend Equivalents) earned, if any, will be paid without prorating. For purposes of the Award Agreement, the term Years of Service shall mean the full 12 month years a Participant is employed by the Company and/or a Subsidiary.

Dividend Equivalents:	Yes

THESE RESTRICTED STOCK UNITS ARE SUBJECT TO FORFEITURE AS PROVIDED HEREIN. THIS AWARD AND AMOUNTS RECEIVED IN CONNECTION WITH THIS AWARD ARE SUBJECT TO FORFEITURE, RECAPTURE OR OTHER ACTION IN THE EVENT OF AN ACCOUNTING RESTATEMENT, AS PROVIDED IN THE PLAN.

Further terms and conditions of the Award are set forth in Annex A hereto, which is an integral part of the Agreement.

You must accept this Award Notice by logging onto your account with Fidelity Investments and accepting this Award Notice and the Agreement. If you fail to do so, the RSUs will be null and void. By accepting the RSUs granted to you in this Award, you agree to be bound by all of the provisions set forth in this Award Notice, the Agreement, and the Plan.

Attachments:
Annex A: Restricted Stock Unit Award Agreement

Annex A
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE MDU RESOURCES GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

MDU Resources Group, Inc. (the “Company”) has granted to you an Award consisting of restricted stock units, subject to the terms and conditions set forth herein and in the Restricted Stock Unit Award Notice (the “Award Notice”). The Award has been granted to you pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”). Subject to the terms of the Plan, decisions and interpretations of the Compensation Committee of the Company’s Board of Directors (the “Committee”) are binding, conclusive and final upon any questions arising under the Award Notice, this Restricted Stock Unit Award Agreement (the “Agreement”) or the Plan. Unless otherwise defined herein or in the Award Notice, capitalized terms shall have the meanings assigned to such terms in the Plan.

1.Grant of RSUs. On the Grant Date, you were awarded the number of RSUs set forth in the Award Notice.

2.Vesting of RSUs. The RSUs shall become vested and nonforfeitable in accordance with the Vesting Schedule set forth in the Award Notice. Vesting may be accelerated only as described in the Award Notice.

3.Termination of employment. Except for termination of employment due to death, disability, retirement upon reaching age 55 with 10 Years of Service, or a Change of Control as defined in the Plan, any unvested portion of the Award will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate.

4.Settlement of RSU. Each RSU, at the discretion of the Committee, will be settled in Shares as soon as practicable after the Vesting Date but in no event later than 60 days after unvested RSUs become vested RSUs. You shall retain 50% of the net after-tax Shares that are earned under this Award until the earlier of (i) the end of the two-year period commencing on the date any Shares earned under this Award are issued and (ii) your termination of employment. Executives are required to own Shares at designated multiples of their base salary. If you have not achieved an applicable stock ownership requirement, the Company may require you to hold additional net after-tax Shares received under this Award until the requirement is met.

5.Voting Rights. Since RSUs do not represent actual Shares, no voting rights or other rights as a stockholder of the Company arise with respect to the RSUs until Shares have been delivered to you upon settlement of the RSUs.

6.Dividend Equivalents. Dividend Equivalents will be earned with respect to any Shares issued pursuant to the Award. The amount of Dividend Equivalents earned shall be equal to the total dividends declared on a Share for stockholders of record between the Grant Date of this Award and the vesting date of the RSUs, multiplied by the number of Shares issued pursuant to the vesting of the RSUs awarded in the Award Agreement. Any Dividend Equivalents earned shall be paid in cash when the Shares to which they relate are issued or as soon thereafter as practicable, but no later than 60 days after the Shares are issued. No Dividend Equivalents will be issued for unvested or forfeited RSUs.

7.Tax Withholding. Pursuant to Article 14 of the Plan, the Committee has the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Participant's FICA obligations) required by law to be withheld with respect to the Award and Dividend Equivalents. The Committee may condition the delivery of vested Shares upon the Participant's satisfaction of such withholding obligations. The withholding requirement for Shares will be satisfied by the Company withholding Shares having a Fair Market Value equal to federal income tax withholding obligations using an IRS accepted methodology plus additional amounts for state and local tax purposes, as applicable, including payroll taxes, that are applicable to such supplemental taxable income but with rates not to exceed the maximum effective statutory rates, unless the Participant elects, in a manner satisfactory to the Committee, to remit an amount to satisfy the withholding requirement subject to such restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Such election must be made before, and is irrevocable after, December 15 of the last year in the Vesting Schedule, and cannot be made or revoked while the Participant possesses information that will be material nonpublic information at the time the Shares are issued such that the Participant would be prohibited from trading on the Company’s stock under its Insider Trading Policy.

8.Non-Guarantee of Employment Relationship or Future Awards. Nothing in the Plan, the Award Notice or this Agreement will alter your at-will or other employment status with the Company or an Affiliate, nor be construed as a contract of employment between you and the Company or an Affiliate, or as a contractual right for you to continue in the employ of the Company or an Affiliate for any period of time, or as a limitation of the right of the Company or an Affiliate to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any of your RSUs, or as a right to any future Awards.

9.Non-transferability of RSUs. No RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

10.Personal Information. You agree the Company and its suppliers or vendors may collect, use and disclose your personal information for the purposes of the implementation, management, administration and termination of the Plan.

11.Amendment. The Committee may amend, alter, modify, suspend or terminate the Award Notice or this Agreement at any time and from time to time, in whole or in part; provided, however, no amendment, alteration, modification, suspension or termination of the Award Notice or Agreement shall adversely affect in any material way the Award Notice or this Agreement, without your written consent, except to the extent such amendment, alteration, modification, suspension or termination is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable laws, rules, regulations, or is necessary for such approvals by any governmental agencies or national securities exchanges as may be required.

12.Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon you and your heirs, beneficiaries, executors, legal representatives, successors and assigns.

13.Integrated Agreement. The Award Notice, this Agreement and the Plan constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.

14.Ratification of Actions. By accepting the Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated your acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company, its Board of Directors, or the Committee.

15.Notices. Any notice hereunder to the Company shall be addressed to its office, 1200 West Century Avenue, Bismarck, North Dakota 58503; Attention: Corporate Secretary, and any notice hereunder to you shall be addressed to you at the address specified on the Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.

16.Governing Law. To the extent not preempted by Federal law, the Award Notice and this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

17.Construction. Captions and titles contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

18.Conformity. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of the Award Notice, this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Award Notice or this Agreement or any matters as to which the Award Notice and this Agreement are silent, the Plan shall govern. Any conflict between the terms of the Award Notice and the Agreement shall be resolved in accordance with the terms of the Agreement.